UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:    March 5, 2007

COGENCO INTERNATIONAL INC.
(Name of small business issuer as specified in its charter)

Colorado	2-87052-D	84-0194754
(State of Incorporation	Commission File Number	IRS Employer
Identification Number

4085 South Dexter Street
Englewood, Colorado 80113
Address of principal executive offices

303-758-1357
Telephone number, including Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by checkmark whether registrant is a shell company as defined in Rule 12b-2 of the Exchange Act:   XX

Item 1.01 – Entry Into a Material Definitive Agreement

The Material Definitive Agreement

     On March 6, 2007 we entered into a Share Purchase Agreement (the “Agreement”) with Genesis Investment Funds, Ltd (“Genesis”), Trust House, 112 Bonadie Street, Kingstown, Saint Vincent.

     Pursuant to the Agreement and upon the completion of Genesis’ investment obligation, we will issue to Genesis 75,000 shares of our common stock at $10 per share. Genesis will pay the purchase price by tendering to our account at Basler Kantonalbank, Zurich, Switzerland, 500,000 shares of Helix Biopharma Corporation (“Helix”) common stock. Helix is a Canadian company whose common shares are listed on the Toronto Stock Exchange (HBP.TO). Genesis has agreed that if the net proceeds of our sales of Helix common stock average less than $1.50 per share, upon written request, Genesis will deposit additional shares of Helix stock (or other publicly-traded shares reasonably acceptable to Cogenco) into an account we designate. We may request that Genesis deposit additional shares at any time until March 5, 2008, when Genesis’s obligation to deposit additional shares terminates. Based on Cogenco’s investigation, Cogenco believes that it will be able to liquidate the Helix shares over a reasonable period of time through the facilities of the Toronto Stock Exchange. Cogenco does not believe that the ownership of the Helix shares will result in Cogenco becoming an investment company subject to regulation under the Investment Advisors Act of 1940, although there can be no assurance that the Securities and Exchange Commission may not take a different position.

     When received, we plan to use the proceeds of any sales of Helix stock to meet certain of our obligations to DMI Biosciences, Inc. (“DMI”) for the furtherance, or acquisition, of business opportunities and for other corporate purposes, including working capital, and payment of accrued and future salaries for its executive officers. Because Genesis has not yet completed its transfer of the Helix shares to Cogenco, we cannot offer any assurance as to when or whether we will receive those shares or be able to liquidate those shares if received.

Genesis Ownership Of Cogenco

     Pursuant to a discretionary investment management agreement, Genesis Capital Management has discretionary investment and voting control over the assets of Genesis Capital Management Limited, including the shares of Cogenco common stock that Genesis Investment Funds Limited owns or controls directly and indirectly. As of the date of our most recent Form 10-KSB, Genesis had the right to vote and dispose of approximately 42% of Cogenco’s outstanding common shares. Since then, certain investors with interests in Cogenco transferred their shares to Genesis for management purposes, our president David Brenman transferred 220,000 shares of common stock that he owned to Genesis (with a commitment by Genesis Capital Management Ltd. to return those shares to Mr. Brenman in the event of a successful conclusion to the transaction contemplated with DMI Biosciences (as described in our Form 10-KSB) or other appropriate business combination), and on October 27, 2006, Genesis purchased an additional 2,500 shares of our common stock in a private offering.

     As a result of those transactions and before the purchase described above is completed, Genesis owns or controls 1,579,863 shares of Cogenco’s outstanding common stock (approximately 60%). If Genesis completes the acquisition of the 75,000 shares, it will increase its ownership of Cogenco to approximately 63%.

Control of Genesis

     Genesis is controlled by Genesis Capital Management Limited, a company controlled by Herald A.M.A. Janssen and Petrus H. Jacobs. Mr. Janssen and Mr. Jacobs co-founded Genesis Investment Funds Limited and Genesis Capital Management Limited, and appointed Genesis Capital Management as the investment advisor for Genesis Investment Funds Limited.

     Until January 1, 2007, Mr. Janssen also controlled MJM Asset Management Company Establishment (“MJM”), a company he founded in 1997. Mr. Janssen no longer has any direct or indirect interest in MJM. During the period of Mr. Janssen’s ownership, Cogenco paid MJM Asset Management a finders’ fee of 7½% of the $2,000,000 in funds raised by MJM Asset Management for Cogenco. Mr. Janssen’s address is Matschils 23, LI-9495 Triesen, Liechtenstein. As disclosed in Cogenco’s reports on Form 10-KSB for the year ended March 31, 2006 and in certain subsequent reports, MJM paid one-third of the finder’s fee to David W. Brenman, president of Cogenco, in accordance with an oral agreement between them. As a result of Mr. Janssen’s sale of MJM, Mr. Brenman is not entitled to receive any further compensation from MJM’s direct or indirect investments in Cogenco. Cogenco will not pay any third party (related or otherwise) any fee resulting from the investment of the Helix common stock in exchange for Cogenco common stock.

     Genesis Investment Funds Limited is also controlled by Petrus H. Jacobs, a licensed European property manager who holds a degree in engineering from the Technical Institute, Heerlen, Netherlands. He is a certified appraiser by the court in the Netherlands. Mr. Jacobs has been working as an asset manager in Europe since the 1980’s and has from time-to-time worked with Mr. Janssen and MJM Asset Management. Mr. Jacobs co-founded Genesis Investment Funds Limited with Mr. Janssen. Mr. Jacob’s address is Meierhofstrasse 85, LI-9495 Triesen, Liechtenstein.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

     On March 5, 2007 we filed Restated Articles of Incorporation with the Colorado Secretary of State. Since filing our original Articles of Incorporation in 1983 we have filed several amendments to our Articles of Incorporation. The Restated Articles do not amend our Articles of Incorporation, but instead were filed so that our Articles of Incorporation are more readily available and understandable to our shareholders.

Item 9.01 – Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not required.

(b)	Pro forma financial information.

Not required.

(c)	Exhibits

3.1 Restated Articles of Incorporation

10.1 Share Purchase Agreement dated March 6, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 8th day of March 2007.

Cogenco International, Inc.

By: /s/ David W. Brenman David W. Brenman President